Exhibit 3.139

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

[NAME OF ENTITY]

This Limited Liability Company Operating Agreement (the “Agreement”) is entered into as of this      day of                     ,          by                                          (the “Sole Member”).

WHEREAS,                                          (the “Company”) was formed on                                          upon the filing of the Certificate of Organization with the Commonwealth of Massachusetts;

NOW THEREFORE, THE SOLE MEMBER, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to the Massachusetts Limited Liability Company Act (the “Act”), upon the following terms and conditions:

1.	Name. The name of the limited liability company is .

2.	Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

3.	Fiscal Year. The fiscal year of the Company shall end on the fiscal year end required for U.S. federal income tax purposes. The Member is authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

4.	Powers. In furtherance of its purposes, the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objectives and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all agreements, deeds, contracts and leases, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objectives and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act.

5.	Registered Office. The address of the registered office of the Company in the Commonwealth of Massachusetts is .

6.	Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Massachusetts is .

7.	Member. The name and mailing address of the Sole Member is set forth on Exhibit A attached to this Agreement.

8.	Management.

(i) The Sole Member hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers of the Company being hereinafter referred to individually as a “Manager” and collectively as the “Board” or “Managers”) and hereby consents to the election of                                                               as Managers of the Company. The Board shall in each case act by a majority of Managers in office.

(ii) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of the Sole Member, by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation of a Manager.

(iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of the remaining Managers shall be required to designate a new manager.

9.	Officers.

(i) The Board is authorized to appoint one or more officers of the Company (each of such officers of the Company being hereinafter referred to individually as an “Officer” and collectively as the “Officers”), including, without limitation, a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Regional Presidents, one or more Group Presidents, one or more Senior Vice Presidents or Division Senior Vice Presidents, one or more Vice Presidents or Division Vice Presidents, a Treasurer, a Secretary (each of such Officers of the Company being hereinafter referred to individually as a “Principal Officer” and collectively as the “Principal Officers”), one or more Assistant Vice Presidents or Division Assistant Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. By execution hereof, the Sole Member hereby appoints as the initial Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite his or her name.

(ii) Each Principal Officer is individually authorized, empowered and directed to (i) deliver on behalf of the Company, without the need for a separate resolution of the Board, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents and (ii) to take any such actions as deemed necessary or appropriate to carry on the business of the Company, including, but not limited to, the following transactions (the “Transactions”):

a)	acquisition of direct or indirect interests in real property

b)	approvals or permits relating to real property

c)	development or improvement of real property

d)	financing or refinancing in connection with real property

e)	sale of direct or indirect interests in real property

f)	acquisition of loans, notes or mortgages

g)	acquisition of interests in corporations, limited liability companies or partnerships

h)	sale of interests in corporations, limited liability companies or partnerships

i)	financing or refinancing in connection with matters unrelated to real property

j)	sale or conveyance of homes, units, lots or parcels

k)	application or renewal of licenses

l)	formation, qualification, conversion, merger or dissolution of corporations, limited liability companies, and partnerships

(iii) Each Principal Officer is hereby authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize any other Officer to execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate relating to the Transactions, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Officer specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Officer.

(iv) Each Principal Officer is hereby individually authorized and empowered, without the need for a separate resolution of the Board, (i) to authorize another individual that is not an officer of the Company (an “Authorized Representative”) to execute and deliver, on behalf of the Company, any and all agreements, bonds, contracts, certificates, deeds, instruments, mortgages, notes, guarantees, record plats, applications and any and all other documents, and (ii) to take any such actions as deemed necessary or appropriate relating to the Transactions, all as may be set forth in a written delegation of authority executed by a Principal Officer. Any person or entity engaging in a transaction or otherwise conducting business with the Company may conclusively presume that any Authorized Representative specified in such a written delegation of authority who executes an agreement, bond, contract, certificate, deed, instrument, mortgage, note, guarantee, record plat, application or any and all other documents on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company, upon execution of such Authorized Representative.

(v) Any one the following Officers are individually authorized, on behalf of the Company, to (i) enter into any agreement for cash management products and services relating to bank accounts and/or other general banking services, including, without limitation, electronic funds transfer services, electronic information services, automated clearing house services, fraud prevention serves and automated sweep investment services; (ii) do any and all necessary acts relating to the opening, maintaining and closing of bank accounts; (iii) add authorized signatories to bank accounts for the purpose of signing checks, drafts, instruments or other orders for the payment or transfer of funds; (iv) remove authorized signatories from bank accounts and (v) withdraw and transfer funds between bank accounts:

Chief Executive Officer President Chief Financial Officer Assistant Treasurer General Counsel

10.

Exculpation and Indemnification. In the event that the Sole Member or any of its direct or indirect partners, directors, officers, stockholders, employees, agents, affiliates or controlling persons, including, without limitation, any Manager or Officer (individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), become involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 10 shall be limited to the Company’s assets, and the Sole Member shall not have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

11.	Admission. The Sole Member is hereby deemed admitted as the sole member of the Company upon the execution and delivery of this Agreement.

12.	Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Sole Member, as sole member.

13.	Distributions. Distributions shall be made to the Sole Member, as sole member.

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14.	Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company.

15.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

16.	Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Sole Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

SOLE MEMBER

[NAME OF SOLE MEMBER]

By:
Name:
Title:

EXHIBIT A

Sole Member	Address

[Name of Sole Member]	250 Gibraltar Road
Horsham, PA 19044

EXHIBIT B

INITIAL OFFICER LIST

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